Exhibit 10.43

Cott Corporation

207 Queen’s Quay West

Suite 340

Toronto, Ontario M5J 1A7

January 29, 2007

Mr. William Reis

ELECTRONIC DELIVERY BY EMAIL (DRAFT COPY)

Dear William:

I am very pleased to offer you the position of Chief Procurement Officer based in Tampa, Florida. This position will report to the Chief Manufacturing and Supply Chain Officer, and your hire date will be effective March 26th, 2007. This letter will outline some of the terms and conditions of your employment with Cott Beverages USA (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $290,000.00 per year paid on a semi-monthly basis; you will also receive an annual cash car allowance of $13,500 year which is also paid on a semi-monthly basis. Your performance evaluations and salary reviews will generally be conducted on an annual basis and any increase would be a part of the annual review process.

You are eligible to participate in the annual bonus plan to an amount equal to 50% (target level) of your base salary based upon the achievement of specified goals, with the ability to earn up to 4 times your bonus target level based on achievement of performance goals that exceed the target level. Such performance goals shall be established annually. However please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme including increasing or decreasing the bonus target multiplier level. For 2007 bonus year you will be guaranteed a bonus payment equal to your bonus target of 50% of your base salary. This payment will be for a full 12 month period and will not be pro-rated based on actual hire date.

You shall be entitled to participate in the long-term incentive (LTIP) plans and programs as made available from time to time to employees of a similar level within the organization. For 2007 year upon hire you will be granted an LTIP award to the equivalent of seventy five percent (75%) of your annual base salary and in subsequent years, in accordance with current practices, such LTIP grants (without any guarantees or commitment) are to be based on an award amount equal to grants provided to your peer group and shall be subject to the discretion and approval of the Human Resources and Compensation Committee, which discretion shall in no way be fettered by the provisions of this offer letter.

You shall also be eligible to receive a sign on Cash Award of $200,000 (less appropriate withholdings). This payment will be made to you on the first payroll period after your start date and will be repayable back to the company should you leave the company’s employment within twelve (12) months of your hire date or are terminated for reasons of just cause.

If your employment is terminated for any reason other than for Just Cause, disability or death then the Company shall pay to you within 30 days of the date of termination of employment, or if a six month delay is required to comply with Code section 409A, on the first business day of the seventh month following the month in which termination of employment occurred, a lump sum amount equal to the sum of:

•	An amount equal to 12 months of your annual base salary at the time of termination of employment; and

•

A Bonus payment equivalent to a twelve month period. Calculated as an amount equal to the average of the Bonus payment for the most recent two (2) completed fiscal years (Capped at your current Target amount i.e. 50% of ABS)

Please refer to the attached sheet for details on change of control details.

At the recent Human Resources and Compensation Committee approval was given to provide senior management with a Change of Control clause equal to 12 months of base salary, bonus (at target) and benefits. We are currently working with our Legal Counsel to draft such documentation which we expect to be completed over the next few weeks.

On your date of hire you will be eligible for Cott’s Benefit Program. Our Benefit Program includes health, disability and life insurance benefits. You should note that our health insurance plan does have a pre-existing illness provision, which limits the amount payable for pre-existing illnesses for 12 consecutive months beginning on your enrollment date. However, if you have been covered for health insurance by your prior employer, you may have creditable prior coverage. In order to help determine that please provide a HIPAA certificate from your prior employer. Employee contributions are required for our Program. Once you are eligible to participate in the Cott Cafeteria Plan (discussed below), your contributions will be deducted from your paycheck on a pretax basis.

On the first day of the month following your completion of 90 days of employment, you will be eligible to participate in Cott’s Cafeteria Plan. Benefits provided under our Cafeteria Plan are pre-tax deductions for medical premiums, a Health Care Reimbursement Account and a Dependent Care Reimbursement Account. If you participate in the Cafeteria Plan, payroll deductions for the benefits you select under the plan are made on a pre-tax basis. Please review the Summary Plan Description for additional information. Charlotte Pope (Benefits Manager) will contact you to enroll you in the programs.

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott’s 401 (K) Savings and Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. You are entitled to four (4) weeks vacation, vacation earned for 2007 will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

Lastly Cott will provide you with relocation assistance to Tampa, Florida. The attached document outlines the relocation package provided to you by Cott.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references.

Please see the enclosed checklist of forms and dates the forms are due to be turned in to our Chief People Officer.

To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately. Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.

William, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. Please indicate your acceptance of this offer by returning one signed original of both the offer letter and confidentiality agreement to Cott Beverages, Attn: Stacy Cole, HR Assistant, 4211 W. Boy Scout Blvd., Suite 290, Tampa, FL 33607.

Yours truly,

Abilio Gonzalez
Chief People Officer

Copy to:	Sher Zaman
Charlotte Pope

I accept this offer of employment and the terms identified herein.

/s/ William Reis	2/14/07
William Reis	Date